UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 21, 2012

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Autobytel Inc.
(Exact name of registrant as specified in its charter)
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Delaware	1-34761	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Suite 200, Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (949) 225-4500
Not Applicable
(Former name or former address, if changed since last report.)
_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07  Submission of Matters to a Vote of Security Holders.

On June 21, 2012, Autobytel Inc., a Delaware corporation ("Autobytel" or "Company"), held its 2012 Annual Meeting of Stockholders (the "Annual Meeting").  A total of 38,657,395 shares of the Company's Common Stock were present or represented by proxy at the meeting, representing more than 84% of the Company's shares outstanding as of the April 25, 2012 record date for the Annual Meeting.  Set forth below are brief descriptions of each of the three proposals voted upon by stockholders at the Annual Meeting and the final voting results for each such proposal:

Proposal 1.  Election of one Class II Director of the Company to hold office until the 2015 Annual Meeting of Stockholders and until the election and qualification of such director's successor.

Director Nominee	For	Authority Withheld	Broker Non-Votes
Mark N. Kaplan	25,757,053	2,062,530	10,837,812

Proposal 2.   Approval of amendment to the Company's certificate of incorporation effecting a reverse stock split of the Company's Common Stock, $0.001 par value per share, within a range of one share of Common Stock for every three shares of Common Stock to one share of Common Stock for every five shares of Common Stock, with the exact reverse split ratio to be determined by the Company's Board of Directors in its discretion, and to authorize the Company's Board of Directors to implement the reverse stock split at any time prior to the Company's 2013 Annual Meeting of Stockholders by filing such amendment with the Delaware Secretary of State.

For	Against	Abstain	Broker Non-Votes
36,850,184	1,796,219	10,992	0

Proposal 3.   Ratification of the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for 2012.

For	Against	Abstain	Broker Non-Votes
35,330,095	407,939	2,919,361	0

Item 8.01  Other Events.

At the Company's 2012 Annual Meeting of Stockholders held June 21, 2012 ("Annual Meeting"), the Company's stockholders approved an amendment to the Company's Certificate of Incorporation to effect a reverse split of the Company's common stock, $0.001 par value per share ("Common Stock"), and authorized the Company's Board of Directors to determine the ratio and the effective date of the reverse stock split.

Following the Annual Meeting, the Board of Directors determined to fix the ratio for the reverse stock split at 1-for-5, with an expected effective date to be July 11, 2012 and trading on a post-reverse split-adjusted basis on the NASDAQ Capital Market to begin as of the opening of trading on July 12, 2012.

The Common Stock will continue to be reported on the NASDAQ Capital Market under the symbol "ABTL" (although NASDAQ will likely add the letter "D" to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).  The Common Stock will have a new CUSIP Number of 05275N 205 upon the reverse stock split becoming effective.

Upon the effectiveness of the reverse stock split, each 5 shares of the Company's issued and outstanding Common Stock will be automatically combined and converted into one issued and outstanding share of Common Stock, par value $0.001 per share.  The reverse stock split will affect all issued and outstanding shares of Common Stock, as well as Common Stock underlying stock options, warrants and convertible notes outstanding immediately prior to the effectiveness of the reverse stock split.  The reverse stock split will reduce the number of outstanding shares of the Common Stock currently outstanding from approximately 44.3 million to approximately 8.9 million.  The number of authorized shares of the Common Stock will not be affected by the reverse stock split.

        No fractional shares will be issued in connection with the reverse split of the issued and outstanding Common Stock.  Stockholders who would otherwise hold a fractional share of Common Stock will receive a cash payment in lieu of such fractional share based on the average closing price of the Common Stock on the NASDAQ Capital Market for the five trading days prior to the effective date of the reverse stock split.

         Stockholders with shares held in book-entry form or through a bank, broker or other nominee are not required to take any action and will see the impact of the reverse stock split reflected in their accounts after July 12, 2012.  Beneficial holders may contact their bank, broker or nominee for more information. Stockholders with shares held in certificate form are required to exchange their stock certificates for book-entry shares representing the shares of common stock resulting from the reverse stock split. Shortly after July 12, 2012, registered holders who hold shares in certificate form will receive a Letter of Transmittal and instructions for exchanging their certificates from the Company's exchange agent, Computershare Trust Company, N.A.

A press release announcing the approval of the reverse stock split proposal by the Company's stockholders and the fixing of the reverse stock split ratio and effective date by the Company's Board of Directors was issued and is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

        (d)        Exhibits

              99.1  Press release dated June 21, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 22, 2012
Autobytel Inc.

By:	/s/ Glenn E. Fuller
Glenn E. Fuller
Executive Vice President, Chief Legal and Administrative Officer and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release dated June 21, 2012

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